Subsidiaries
                                  ------------

o     Electric Machinery Enterprises, Inc.

o     EarthFirst Resources, Inc.

o     World Environmental Solutions Company, Inc.

o     EarthFirst Investments, Inc.

o     EM Enterprise Resources, Inc.

o     EME Modular Structures, Inc.